                                                                    EXHIBIT 10.9


CIRCE BIOMEDICAL, INC. HAS OMITTED FROM THIS EXHIBIT 10.9 PORTIONS OF THE AGREEMENT FOR WHICH CIRCE BIOMEDICAL, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                      SETTLEMENT AGREEMENT, MUTUAL RELEASE
                      ------------------------------------
                    AND RESTATEMENT OF RIGHTS AND OBLIGATIONS
                    -----------------------------------------

     This Settlement Agreement, Mutual Release and Restatement of Rights and Obligations ("the Agreement") is entered into this 12th day of June, 1997 by and among BioHybrid Technologies Incorporated, a Massachusetts corporation having a principal place of business at 910 Boston Turnpike, Shrewsbury, Massachusetts 05145, BioHybrid Technologies Limited Partnership, a Massachusetts limited partnership having a principal place of business at 910 Boston Turnpike, Shrewsbury, Massachusetts 05145, BioHybrid Technologies Development Company, a joint venture organized as a Massachusetts general partnership having a principal place of business at 910 Boston Turnpike, Shrewsbury, Massachusetts 05145, W.R. Grace & Co. - Conn., a Connecticut corporation having a principal executive office at One Town Center Road, Boca Raton, Florida 33486 and Circe Biomedical, Inc., a Delaware corporation having a principal place of business at One Ledgemont Center, 128 Spring Street, Lexington, MA 02173.

     WHEREAS, BioHybrid Technologies Limited Partnership, BioHybrid Technologies, Inc. and W.R. Grace & Co. - Conn. were parties to an agreement dated June 4, 1991 entitled "Stage Five Royalty and Development Agreement between BioHybrid Technologies Limited Partnership,



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BioHybrid Technologies Inc. and W.R. Grace & Co. - Conn." ("the Stage Five
Agreement") and to a Settlement Agreement and Mutual Release dated April 14, 1993 ("the Earlier Settlement Agreement");

      WHEREAS, Circe Biomedical, Inc. is a wholly-owned subsidiary of W.R. Grace & Co. - Conn. and is the assignee of the rights, interests and obligations of W.R. Grace & Co. - Conn. under the Stage Five Agreement and the Earlier Settlement Agreement pursuant to Paragraph 12.06 of the Stage Five Agreement;

     WHEREAS, under the Earlier Settlement Agreement, BioHybrid Technologies Incorporated and BioHybrid Technologies Limited Partnership have certain rights and interests relating to BHT Background Technology and New Technology;

     WHEREAS, BioHybrid Technologies Incorporated has assigned its rights, interests and obligations relating to the BHT Background Technology and New Technology to its Affiliate, BioHybrid Technologies Development Company;

     WHEREAS, BioHybrid Technologies Incorporated is the Managing Venturer of BioHybrid Technologies Development Company, duly authorized to bind such venture and each of the other venturers (specifically, Synergy Research Corporation and JDR Corp.) to the terms of this Agreement;


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     WHEREAS, certain issues have arisen between the parties under the Earlier
Settlement Agreement and otherwise, as a result of which certain claims, counterclaims, and amended claims have been filed in the case entitled W.R. GRACE & CO. - CONN. V. BIOHYBRID TECHNOLOGIES INCORPORATED, et al., United States District Court for the District of Massachusetts (Worcester Division), civil action number 96-40048 ("the Litigation");

     WHEREAS, W.R. Grace & Co. - Conn. and Circe Biomedical, Inc. currently intend to proceed with an initial public offering ("the IPO") of certain stock of Circe Biomedical, Inc.; and

      WHEREAS, the parties desire to settle certain of their differences unconditionally, to settle certain of their disputes conditioned on the timely completion of the IPO or on the occurrence of certain other events, and otherwise to alter and restate their respective rights and obligations in accordance with the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the mutual promises and other obligations contained herein, the parties have agreed as follows:

     SECTION 1. DEFINITIONS: As used in this Agreement the following terms shall have the following meanings:

     1.1 "Affiliate" shall mean any and all corporations or other business entities in which a party hereto owns or controls, directly or indirectly, fifty percent (50%) or more of either (i) the shares entitled to vote for the election of the board of directors, or (ii) equivalent equity interest if


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such business entity is not incorporated. Affiliates shall also mean any parent company to a party or companies of which fifty percent (50%) or more is owned by such parent company.

     1.2 "BHT Background Technology" shall mean all United States and foreign patent rights, technical information, data, know-how, inventions and the like owned or controlled (in the sense of being able to license others) by BioHybrid Technologies Limited Partnership as of March 1, 1986 (the effective date of the Assignment, Royalty and Development Agreement dated February 21, 1986 between BHT and Grace) relating to Hybrid Artificial Organs.

     1.3 "BHT" shall mean, collectively, BioHybrid Technologies Incorporated and BioHybrid Technologies Limited Partnership, and BioHybrid Technologies Development Company, and their respective Affiliates, successors and assigns.

     1.4 "Circe" shall mean Circe Biomedical, Inc., and its Affiliates (other than W.R. Grace & Co. Conn. or its Affiliates), successors and assigns.

     1.5 "Grace" shall mean W.R. Grace & Co. - Conn., and its Affiliates, successors and assigns, excluding Circe.

     1.6 "Grace Proprietary Information" shall mean all information in whatever form now or previously in the possession or control of Grace that BHT learned of, directly or indirectly, as a result of BHT's participation with Grace in a joint program up to and including February 28, 1993.


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     1.7  "Hybrid Artificial Organ" shall mean a device which simulates or substitutes for functions performed by a natural body organ and which is comprised of a combination of living cells with a membrane.

     1.8 "Hybrid Artificial Pancreas" shall mean a device which simulates or substitutes for functions performed by an endocrine pancreas and which is composed of a combination of living pancreatic islet cells with a membrane.

     1.9 "Net Sales" shall mean the actual invoice price of a product sold, leased or otherwise disposed of by a party (or any Affiliate, licensee or sublicensee thereof) calculated at the time of sale, lease or other disposition of such product, less the following deductions attributable to such transaction:

  (a)  customer discounts and rebates;

  (b)  actual credits to customers for returned goods;

  (c)  any of the following when separately charged to customers:

     (i)  transportation and insurance costs;

     (ii) excise, sales, value-added, property and use taxes; and

     (iii) import and export duties.

     1.10 "New Technology" shall mean all United States and foreign patent rights, technical information, data, know-how, inventions and the like developed
(i) either solely by BioHybrid Technologies, Inc., or jointly by BioHybrid Technologies, Inc. and Grace, in the course of the


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development work which was the subject of the Stage Five Agreement or earlier agreements between such parties, or (ii) jointly by BioHybrid Technologies, Inc. and personnel of an institution at which Grace and BHT agreed to conduct pre-clinical research in the course of a sponsored research program between Grace and such institution relating to Hybrid Artificial Organs.


        1.11 "Perfusion Device" shall mean a Hybrid Artificial Organ which incorporates means by which blood or other biological fluids flow through one or more tubular membranes of the Hybrid Artificial Organ, or a Hybrid Artificial Organ which is connected to the circulatory system directly or through a plasmapheresis device.

        1.12 "Similar Transaction" shall mean (1) the sale or other disposition by Circe (other than to an Affiliate) of substantially all of the assets and properties associated with the Hybrid Artificial Pancreas program or
(2) a transaction by which Circe ceases to be an "Affiliate" of Grace.


        SECTION 2. NO ADMISSION OF LIABILITY. Nothing in this Agreement constitutes an admission or concession on the part of any party of any liability or wrongdoing of any kind or an admission or concession on the part of any party concerning the merit or lack of merit of any claim that was asserted or could have been asserted in the Litigation.

        SECTION 3. INITIAL PAYMENT TO BHT. Within seven days of the execution of this Agreement, Grace shall pay to BHT, by check or wire transfer, the non-refundable sum of $50,000.

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        SECTION 4. Dismissal and stay of claims and counterclaims in the
                   -----------------------------------------------------
litigation.
----------
        4.1 Promptly following the execution of this Agreement, Grace shall notify the Court that it is withdrawing with prejudice the claims it sought to add in the Litigation through Counts II, III and IV of its proposed Second Amended Complaint, or, if Grace's motion to add such claims has at that point been allowed, then Grace will file a Notice of Dismissal with prejudice and without costs of the claims in Counts II, III and IV of its Second Amended Complaint. By withdrawing or dismissing such claims with prejudice, Grace and Circe irrevocably waive any claim for damages or equitable relief in any court in connection with the matters that are addressed in said Counts II, III and IV of the Second Amended Complaint, subject only to the reservation of the rights specified in subsection 5.13 below. Such dismissal is not intended to and shall not constitute or support a determination, one way or the other, as to whether BHT is or will be using BHT Background Technology or New Technology to make, use or sell any particular product, such as potentially to trigger royalty obligations payable to Circe under the licenses contained in this Agreement.

        4.2 Promptly following the execution of this Agreement, BHT and Grace, by their counsel, shall execute, and BHT shall cause to be filed, a stipulation of dismissal with prejudice of Counts III through VIII of its counterclaims in the Litigation. By dismissing such claims with prejudice, BHT irrevocably waives any claim in any court for damages or compensation (other than such compensation as is specifically set forth in this Agreement) in connection with any of the matters that are or were the subject of the Litigation.


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        4.3     The parties acknowledge that prior to the execution of this
Agreement the parties secured the approval of the Court to stay through November 30, 1997 the Counts of the Litigation that are not being dismissed or withdrawn with prejudice, namely, Grace's claim for equitable and declaratory relief as set forth in the First Amended Complaint (and as incorporated in Count I of the proposed Second Amended Complaint), and BHT's Answer and Counterclaim for declaratory relief and specific performance as set forth in Counts I and II thereof (collectively "the Stayed Claims"). If the conditions of subsection 6.2 below are met, or if the conditions of subsection 6.4 below are met, then, upon BHT's receipt of the proceeds described therein, the parties shall promptly file a stipulation of dismissal with prejudice and without costs of the Stayed Claims, thereby terminating the Litigation in its entirety. If the conditions of subsection 6.2 are not met, and the conditions of subsection 6.4 are likewise not met, then promptly following the expiration of the Deadline, as defined in subsection 6.1 (or earlier if the provisions of subsection 6.5 become applicable), the parties will jointly notify the Court that they wish to lift the stay as to the Stayed Claims.


        4.4 In the event the stay as to the Stayed Claims is lifted pursuant to subsection 4.3 or pursuant to subsection 6.5, the parties will proceed with the Litigation concerning their rights under the Earlier Settlement Agreement, as limited by the provisions of subsections 4.1 and 4.2 of this Agreement, and subject, however, to the agreements of the parties set forth in Section 5 of this Agreement. The parties waive any right to trial by jury in connection with the Litigation and agree that if the stay is lifted all issues will be tried to the Court, sitting without jury. The parties further agree that they will not add any new or additional claims to the Litigation, by amended or


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supplemental complaint, or otherwise, except that Circe may be added or substituted for Grace as a party to the extent necessary or desirable to secure the relief sought in connection with the Stayed Claims. This Agreement shall not be admissible in evidence in connection with the Stayed Claims, except that the parties may, to the extent necessary, and without disclosing the other terms of the Agreement, bring to the Court's attention the limitations on claims, issues and remedies agreed to by the parties in subsections 4.1, and 4.2 and Section 5 hereof. In addition, the parties covenant and agree that they will not seek, obtain or enforce any judgment with respect to the Stayed Claims to the extent that such judgment is or would be inconsistent with any of the provisions of
Section 5 of this Agreement.

        SECTION 5. TERMS CONCERNING CERTAIN TECHNOLOGY RIGHTS. Notwithstanding anything to the contrary in any prior agreement between the parties, the parties agree as follows:

        5.1 Circe is the owner of and has the right to use and license BHT Background Technology in the field of Hybrid Artificial Organs. In addition to any other royalties payable hereunder, Circe, as the assignee of Grace's obligations under Paragraph 7.02 of the Stage Five Agreement, shall pay BioHybrid Technologies Limited Partnership a running royalty of [*] of Net Sales of any Hybrid Artificial Pancreas sold by Circe (or its licensees or sublicensees), whether or not such Hybrid Artificial Pancreas incorporates the BHT Background Technology, in whole or in part, through March 1, 2001 (subject to the Prepaid Royalty Credit provided for in subsection 6.3, if applicable). BHT is the owner of and has the right to use and license BHT Background Technology in all fields other than Hybrid Artificial Organs.



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        5.2     BHT has a non-exclusive license as of February 28, 1993 (with the right to grant sublicenses) to use the BHT Background Technology in the field of Hybrid Artificial Organs, which license the parties hereby agree excludes Perfusion Devices. If the conditions set forth in subsection 6.2 are met, or if the conditions set forth in subsection 6.4 are met, then in addition to any other royalties payable to Circe by BHT, BHT will pay Circe a running royalty at the rate of [*] of the Net Sales of any Hybrid Artificial Organ which incorporates BHT Background Technology, sold by BHT (or its sublicensees) through March 1, 2001. The procedural provisions of Article VIII of the Fifth Stage Agreement, a copy of which is attached as Appendix A, shall be deemed applicable to such payments. If the conditions of subsection 6.2 are not met and the conditions of subsection 6.4 likewise are not met, then whether BHT's license to the BHT Background Technology in the field of Hybrid Artificial Organs bears such royalties will depend upon the outcome of the litigation of the Stayed Claims.

        5.3 Circe, as Grace's assignee, is the sole and complete owner of any and all rights in and to New Technology, and has the right to use the New Technology in all fields. If Circe (or its licensees) use New Technology to make, use or sell a Hybrid Artificial Pancreas, then Circe shall pay BioHybrid Technologies Limited Partnership a running royalty on the Net Sales of any such Hybrid Artificial Pancreas in accordance with the provisions and limitations of
Article VIII of the Stage Five Agreement (subject to the Prepaid Royalty Credit provided for in subsection 6.3, if applicable).



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        5.4     BHT has a license as of February 28, 1993 (with the right to sublicense) to use the New Technology on a royalty bearing basis in the field of Hybrid Artificial Organs, which license the parties hereby agree excludes Perfusion Devices. If BHT, or its sublicensees use New Technology to make, use or sell a product in the field of Hybrid Artificial Organs, then BHT shall pay a running royalty to Circe on Net Sales of any such product or products in accordance with the provisions and limitations of Article VIII of the Stage Five Agreement. Such royalties will be paid in accordance with the royalty schedule contained in Paragraph 8.05 of the Stage Five Agreement, which will be deemed to be the negotiated rates between the parties.

        5.5 If the provisions of subsection 6.2 are met or if the provisions set forth in subsection 6.4 are met, BHT's royalty-bearing license to the New Technology in the field of Hybrid Artificial Organs, excluding Perfusion Devices, shall be non-exclusive (with the right to grant sublicenses), BHT shall not be subject to any minimum royalty requirement, Grace and Circe shall not be required to use reasonable efforts to sell to BHT membrane devices for BHT practice of the BHT Background Technology, and Circe shall have the right to license and sublicense the New Technology in the field of Hybrid Artificial Organs. If the provisions of subsection 6.2 are not met and the provisions of subsection 6.4 are likewise not met, then whether BHT's license to the New Technology in the field of Hybrid Artificial Organs, excluding Perfusion Devices, is exclusive (other than as to Circe) or non-exclusive, whether Circe has the right to license and sublicense the New Technology in the field of Hybrid Artificial Organs, whether Grace or Circe shall be required to use reasonable efforts to sell to BHT membrane devices for BHT practice of the BHT Background Technology (other than for Perfusion Devices), and whether BHT is obligated to pay minimum royalties pursuant to the Earlier Settlement


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Agreement and Paragraph 11.05(b)(iv) of the Stage Five Agreement, will be determined based on the outcome of the Litigation of the Stayed Claims conducted in accordance with the provisions of subsection 4.4.

        5.6 Circe hereby grants BHT a non-exclusive license (with the right to sublicense) to use the New Technology on a royalty bearing basis in fields outside the field of Hybrid Artificial Organs. If BHT or its sublicensees uses New Technology to make, use or sell a product outside the field of Hybrid Artificial Organs, then BHT shall pay Circe royalties on Net Sales of any such products in accordance with and subject to the provisions and limitations of
Article VIII of the Stage Five Agreement, in accordance with the royalty schedule contained in Paragraph 8.05 thereof, which will be deemed to be the negotiated rates between the parties. The non-exclusive license granted herein shall apply as of February 28, 1993.

        5.7 If Circe (or its licensees) uses New Technology developed solely by BHT to make, use or sell a product other than a Hybrid Artificial Pancreas, then Circe shall pay BioHybrid Technologies Limited Partnership a running royalty on the cumulative Net Sales of all sales of such Product in accordance with the provisions and limitations of Article VIII of the Stage Five Agreement. Such royalties will be paid in accordance with the royalty schedule contained in Paragraph 8.06 of the Stage Five Agreement, which will be deemed to be the negotiated rates between the parties. BHT acknowledges, however, that BHT is not entitled, nor will it be entitled in the future, to any royalties or other payments with respect to the commercialization of an


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artificial liver device, system or product by Grace, Circe or their licensees or sublicensees, and BHT waives any and all present and future claims to any such royalty. BHT further acknowledges and agrees that the commercialization of an artificial liver device, system or product by Grace, Circe or their licensees or sublicensees will not violate any of the proprietary rights of BHT.

        5.8 BHT acknowledges that Grace previously assigned its rights and obligations under the Earlier Settlement Agreement and under the Stage Five Agreement to Circe in accordance with Paragraph 12.06 of the Stage Five Agreement. BHT, agrees that Grace and Circe may assign or transfer their rights and obligations set forth or restated in this Agreement, including without limitation Circe's rights with respect to BHT Background Technology in the field of Hybrid Artificial Organs and its rights with respect to New Technology and patents and patent applications relating thereto.

        5.9 Grace and Circe acknowledge that BioHybrid Technologies Incorporated previously assigned its rights and obligations relating to New Technology and BHT Background Technology to its Affiliate, BioHybrid Technologies Development Company. Grace and Circe agree that BHT may assign or transfer its rights and obligations set forth or restated in this Agreement, including without limitation, BHT's license rights with respect to BHT Background Technology and New Technology.



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        5.10    BHT represents and warrants that as of the date hereof it has not assigned or licensed rights to the BHT Background Technology in the field of Hybrid Artificial Organs or rights to the New Technology to anyone.

        5.11 Notwithstanding anything to the contrary in this Agreement or any prior Agreement between Grace and BHT (including but not limited to the Earlier Settlement Agreement and the Stage Five Agreement), BHT understands and agrees that it does not have a license to use, and that no license rights will be granted to it to use, the BHT Background Technology or the New Technology in connection with a Perfusion Device in the field of Hybrid Artificial Organs. BHT further agrees that any license, sublicense or assignment they may grant with respect to the BHT Background Technology or the New Technology shall expressly exclude the right to use the BHT Background Technology or the New Technology in connection with a Perfusion Device in the field of Hybrid Artificial Organs. It is the intent of this provision to confirm (as between BHT and Circe) the exclusive right of Circe (and, if applicable, its licensees and sublicensees) to use the BHT Background Technology and the New Technology in connection with a Perfusion Device in the field of Hybrid Artificial Organs.

        5.12 BHT agrees and covenants that it will not seek to enforce against Grace or Circe (or, if applicable, any licensees or sublicensees of Grace or Circe), nor will it grant a license to anyone else that would include a right to enforce, against Grace or Circe (or, if applicable, their licensees or sublicensees), any rights under existing patents or under patents that have been applied for, or other claimed technology rights, that would in any way restrict Grace, Circe, or, if



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applicable, their licensees or sublicensees in connection with their development and commercialization of Perfusion Devices in the field of Hybrid Artificial Organs.

        5.13 To the extent BHT or its licensees or sublicensees seek to enforce any patent or technology rights against Grace, Circe or, if applicable, their licensees or sublicensees, nothing in this Agreement shall be construed as preventing Grace, Circe or their licensees or sublicensees from defending themselves on the basis of any and all defenses that were open to them before the execution of this Agreement, including, but not limited to, defenses based upon the alleged facts underlying Counts II, III and IV of the proposed Second Amended Complaint.

        5.14. In the event that Circe grants a license to any third party to utilize BHT Background Technology to sell or lease any product or application (other than a Perfusion Device) in the field of Hybrid Artificial Organs upon financial terms that are more favorable than the terms of the license granted to BHT to utilize BHT Background Technology for such product or application, Circe shall notify BHT of such third-party license and shall give BHT the opportunity to obtain the benefit of the more favorable financial terms for such product or application (excluding any Perfusion Device), upon the same terms and conditions, in their entirety (including any minimum royalty provisions or the like), as contained in such third-party license. If, as a result of either (i) the satisfaction of the provisions of either subsection 6.2 or subsection 6.4 or
(ii) the outcome of the litigation of the Stayed Claims, Circe has the right to license and sublicense the New Technology in the field of Hybrid Artificial Organs, then in such case, in the event that Circe grants a license to any third party to utilize New Technology to sell or lease any product or application (other than a Perfusion Device) in the field of Hybrid Artificial



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Organs upon financial terms that are more favorable than the terms of the license granted to BHT to utilize New Technology for such product or application, Circe shall notify BHT of such third-party license and shall give BHT the opportunity to obtain the benefit of the more favorable financial terms for such product or application (excluding any Perfusion Device), upon the same terms and conditions, in their entirety (including any minimum royalty provisions or the like), as contained in such third-party license. Nothing in this subsection shall be construed as granting to BHT any license to use BHT Background Technology or New Technology in connection with a Perfusion Device in the field of Hybrid Artificial Organs.

        SECTION 6. Additional Terms Conditioned Upon Timely Completion of IPO or
                   ------------------------------------------------------------
Certain Other Events.
--------------------
        6.1 The Deadline shall mean September 30, 1997 unless Grace by written notice to BHT sent on or before September 30, 1997 extends the Deadline, in which case the Deadline shall be November 30, 1997.

        6.2 If the closing of the IPO, or the closing of a Similar Transaction, occurs on or before the Deadline, time being of the essence, then within ten (10) days of such closing Circe (or Grace, as the case may be) shall pay to BHT by check or wire transfer the sum of $450,000. Upon the making of this payment, Circe shall have, in addition to any other rights it has under this Agreement, the right to license and sublicense the New Technology in the field of Hybrid Artificial Organs (subject to the royalty provisions of subsection 5.3) and the right to receive



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royalties for BHT's use of the BHT Background Technology in the field of Hybrid
Artificial Organs as set forth in subsection 5.2.

        6.3     In consideration of the payment to BHT set forth in subsection
6.2 (or 6.4), BHT will be deemed to have received prepaid royalties from Circe in the principal amount of $300,000, for which Circe shall receive a Prepaid Royalty Credit against any future royalty obligations otherwise payable to BHT, [*], as set forth below. On January 1, 1998, the Prepaid Royalty Credit will be an amount equal to $300,000,[*]. As of January 1, 1999, and as of each successive January 1 thereafter, the amount of the Prepaid Royalty Credit shall be re-calculated by subtracting from the amount of the Prepaid Royalty Credit the royalties, if any, that accrued to BHT during the calendar year just ended, [*]. If, during the course of any calendar year, there are sufficient Net Sales such that accrued royalties during that year equal or exceed the Prepaid Royalty Credit as of the beginning of such year, then the Prepaid Royalty Credit will be exhausted, and Circe will resume paying to BHT, in accordance with and subject to the provisions and limitations of Appendix A, any royalties that accrue to BHT in excess of the amount of the Prepaid Royalty Credit. Grace shall not be liable for the payment by Circe of any royalty that accrues after the receipt by BHT of the payment described in subsection 6.2 or 6.4.

        6.4 Even if no IPO or Similar Transaction has occurred, Grace or Circe, in their sole discretion, may elect to invoke the provisions of subsections 6.2 and 6.3 by notice to BHT on or before the Deadline together with a payment to BHT in the amount of $450,000.



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        6.5     Nothing in this Agreement shall be construed as imposing upon
Grace or Circe any obligation to proceed with the IPO or a Similar Transaction or to complete the IPO or a Similar Transaction either before the Deadline or otherwise. In the event Grace or Circe abandons any attempt to complete an IPO or Similar Transaction prior to the Deadline, the parties agree to jointly notify the Court that they wish to lift the stay as to the Stayed Claims, in which case the provisions of subsection 4.4 shall apply.

        SECTION 7. INCORPORATION OF CERTAIN PROVISIONS OF STAGE FIVE AGREEMENT The parties hereby incorporate by reference Paragraphs 1.12, 6.09, and 6.11 of the Stage Five Agreement, and Article IX of the Stage Five Agreement in its entirety, (to the extent the foregoing provisions are applicable by their terms after February 28, 1993), as well as Paragraph 6.3 of the Earlier Settlement Agreement, with the understanding that references therein to Grace shall refer, where applicable, to Circe as Grace's assignee. Copies of these incorporated provisions are set forth in Appendix B. If there is any inconsistency between the provisions hereby incorporated, and the other terms of this Agreement, then the terms of this Agreement shall control.



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        SECTION 8. CONFIDENTIALITY

        8.1 The parties incorporate by reference Article X of the Stage Five Agreement, in its entirety, a copy of which is set forth in Appendix C, with the understanding that the ten year period referred to therein shall expire on February 28, 2003, and that references to Grace shall mean Grace and/or Circe, as Grace's assignee, as the context requires, and with the further understanding that the provisions of such Article X do not preclude the disclosure of confidential information to any licensee or sublicensee of BHT Background Technology or New Technology provided such licensee or sublicensee agrees to be bound by the provisions of this subsection.

        8.2 The parties shall hold the terms of this Agreement in strict confidence and shall not disclose the terms contained herein except as required by law; provided, however, that any party may disclose the existence and terms of this Agreement to such extent as may be required for a proper business purpose, including for the purpose of implementing the IPO or a Similar Transaction, any proposed license or sublicense or obtaining financing. In particular, the parties agree that Grace and Circe may refer to this Agreement or any part of it in, and/or file this Agreement or any part of it as an exhibit to, any registration statement filed with the Securities and Exchange Commission or other governmental agencies. In no event shall the parties directly or indirectly publicize through the media the fact of or terms of this Agreement. A party may respond to any inquiry addressed to the parties for information concerning the parties' dispute by stating, without further elaboration, that the matter has been amicably resolved.

        8.3 BHT agrees that it and each of its partners, officers, directors, stockholders, employees and agents shall maintain in strict confidence their knowledge concerning the potential


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IPO until such time as the IPO becomes public knowledge through the filing of a registration statement with the Securities and Exchange Commission.

        8.4 BHT, on the one hand, and Grace and Circe on the other, each agree to refrain from any disparagement of, interference with or negative comments (oral or written) with respect to the other party, or any licensee or employee of the other party (other than as may be necessary in connection with the conduct of the Litigation, if required, of the Stayed Claims).

        SECTION 9. MUTUAL RELEASE OF CLAIMS. Except with respect to the continuing obligations specifically set forth in this Agreement, and except for the rights specifically set forth or reserved in this Agreement, BHT on behalf of itself and its venturers (including, without limitation, JDR Corp. and Synergy Research Corp.)and each of their respective employees, officers, representatives and agents, on the one hand, and Grace and Circe, on behalf of themselves and their respective employees, officers, representatives and agents, on the other hand, hereby release and forever discharge one another from any and all liens, claims, contracts, demands, causes of action, obligations, damages (including both direct and consequential damages) and liabilities, costs and expenses, of any nature whatsoever, known or unknown, in tort or contract, under federal, state or local laws or regulations (including, without limitation, attorneys' fees) as of the date hereof. The parties hereto acknowledge that they may have sustained injuries, damages or claims which are presently unknown or unsuspected or which may be different in magnitude, type, causative agent or latency from injuries, damages or claims that are presently known or suspected, and that such injuries, damages or claims may give rise to additional losses or expenses in the future which are not now anticipated. Nevertheless, the parties intend herein to release and forever discharge each other from any and all such unknown or unsuspected claims or different injuries, damages or claims, except with respect to the rights and obligations expressly stated in this Agreement.

        Except for the continuing rights and obligations set forth in this Agreement, this release includes any and all claims that were asserted or could have been asserted in the Litigation, except for the Stayed Claims. In the event the conditions of subsection 6.2 are met or in the event the conditions of subsection 6.4 are met, then this Release shall apply to the Stayed Claims as well. If the conditions of subsection 6.2 are not met and the conditions of subsection 6.4 are likewise not met, then the litigation of the Stayed Claims shall be entirely unaffected by this section 9, but shall proceed as limited by and in accordance with subsection 4.4 above.

        SECTION 10. INTEGRATION. This Agreement and the provisions of earlier agreements specifically incorporated herein by reference and set forth in Appendices A, B and C constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and relating to the specific subject matter hereof and supersede all prior agreements and understandings between the parties.

        SECTION 11. NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given when received if in writing and delivered by hand or courier or mailed (first class, postage prepaid, registered or certified mail) or sent by confirmed facsimile to the appropriate address as follows:

                  If to BHT                     BioHybrid Technologies
                                                Incorporated
                                                910 Boston Turnpike Road
                                                Shrewsbury, MA 01545
                                                Attn.: President
                                                Fax# (508)842-7535

                  with a copy to:               Carl R. Croce, Esq.
                                                One Newton Executive Park
                                                Newton, MA 02162
                                                Fax# (617)965-9498

                  If to Grace:                  W.R. Grace & Co.-Conn.
                                                One Town Center Road
                                                Boca Raton, Fla. 33486-1010
                                                Attn:  Secretary
                                                Fax# (561)362-1970

                  with a copy to:               Chief Patent Counsel
                                                W.R. Grace & Co.-Conn.
                                                One Town Center Road
                                                Boca Raton, Fla. 33486-1010
                                                Fax# (561)362-1635

                  If to Circe:                  Circe Biomedical, Inc.
                                                One Ledgemont Center
                                                128 Spring Street
                                                Lexington, MA 02173
                                                Attn: President
                                                Fax# (617)863-1520

        SECTION 12. GOVERNING LAW. This Agreement and the performance of the transactions contemplated herein shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflict of laws provisions.

        SECTION 13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        SECTION 14. AMENDMENT. This Agreement may be amended or any of the terms hereof may be waived only be a writing specifically referring to this Agreement and executed by duly authorized representatives of the parties affected by the amendment, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any breach of any other term.

        SECTION 15. INTERPRETATION. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

        SECTION 16. OTHER INSTRUMENTS. From time to time, as and when requested by either party to this Agreement, the other party shall execute and deliver, or cause to be executed and delivered, any other instrument which may be deemed reasonably necessary or desirable to vest in and confirm to the parties the rights, obligations and agreements referred to herein, including, but not limited to:

        (i) any estoppel certificate or other instrument necessary or desirable to effect the IPO or a Similar Transaction;

        (ii)    the grant of the licenses referred to herein; or

        (iii) the release of the claims made by the parties against each other as described in subsections 4.1 and 4.2 hereof.

        IN WITNESS WHEREOF, the parties by their duly authorized representations have caused this Agreement to be executed as of the date first above written.

                              BIOHYBRID TECHNOLOGIES INCORPORATED

                              By  /s/ William L. Chick
                                  -------------------------------------------
                                  William L.Chick, President

                              BIOHYBRID TECHNOLOGIES LIMITED
                              PARTNERSHIP


                              By  /s/ William L. Chick
                                  -------------------------------------------
                                  William L. Chick, General Partner

                              BIOHYBRID TECHNOLOGIES DEVELOPMENT
                              COMPANY

                              By: BioHybrid Technologies
                                  Incorporated, Managing Venturer


                              By  /s/ William L. Chick
                                  -------------------------------------------
                                  William L. Chick, President

                              W.R. GRACE & CO. - CONN.


                              By  /s/ Bernd A. Schulte
                                  -------------------------------------------
                                   Bernd A. Schulte, Vice President

                             CIRCE BIOMEDICAL, INC.


                              By  /s/ Laszlo Eger
                                  -------------------------------------------
                                   Laszlo Eger,  President

                                   APPENDIX A
                                   ----------

            ARTICLE VIII - RIGHTS AND ROYALTIES AS TO NEW TECHNOLOGY
            --------------------------------------------------------

(8.01) GRACE shall be the sole and exclusive owner of any and all rights in and to New Technology. In the case of inventions made jointly by BHT INC. and GRACE, or jointly by BHT INC. and personnel of that institution referred to in Paragraph 1.11 acting pursuant to the program described in Paragraph 1.04, BHT INC. shall, pursuant to Paragraph 6.09 herein, promptly assign to GRACE all rights in such invention which it holds or derives from its employees, and BHT INC. shall not seek to exploit such invention except as permitted by the terms of this Agreement.

(8.02) If GRACE uses New Technology to make, use, or sell a Hybrid Artificial Pancreas and the use of such New Technology is covered by Patentable Claims or results, in a Hybrid Artificial Pancreas which is covered by Patentably Claims, then Grace shall pay BHT PARTNERSHIP a running royalty on the cumulative Net Sales of all sales of such Hybrid Artificial Pancreas by GRACE and its Affiliates according to the following schedule:

      CUMULATIVE NET SALES                ROYALTY RATE
      --------------------                ------------
[*]

(8.03) Royalties payable by GRACE to BHT PARTNERSHIP under Paragraph 8.02 on the sale of a Hybrid Artificial Pancreas shall be in addition to any royalties payable by GRACE to BHT PARTNERSHIP pursuant to Paragraph 7.02 herein.

(8.04) In no event shall BHT have the right to use any of the New Technology for any purpose related to a Hybrid Artificial Pancreas except in connection with the joint program or pursuant to Article XI subsequent to termination of this Agreement. However, Grace hereby grants BHT a non-exclusive right (including the right to grant sub-licenses) to use the New Technology pursuant to the terms of Paragraph 8.05 in the fields listed in Appendix E hereto. In the event that BHT wishes to use the New Technology in fields in addition to those listed in Appendix E, then BHT shall so indicate by written notice to GRACE. GRACE shall thereafter advise BHT within sixty (60) days whether it is willing to enter into negotiations with BHT for rights to such additional fields on terms which shall be satisfactory to GRACE but which shall not exceed the royalty rates set forth in Paragraph 8.05.

(8.05) If BHT, its affiliates or sub-licensees use New Technology to make, use or sell a product pursuant to the rights granted to BHT in Paragraph 8.04 herein, the BHT shall pay a running royalty to GRACE on terms to be negotiated but which shall not exceed the following:

        (a) If the use of such New Technology is neither covered by Patentable Claims nor results in a product which is covered by Patentable Claims, then BHT shall pay GRACE a running royalty which shall not exceed [*] of the cumulative Net Sales of such product.

        (b) If the use of such New Technology is either covered by Patentable Claims or results in a product which is covered by Patentable Claims, then BHT shall pay GRACE a running royalty (in addition to the royalty provided in Paragraph 8.05(a) above) on the cumulative Net Sales of such product, the royalty rate not to exceed the following schedule:

        CUMULATIVE NET SALES                ROYALTY RATE
        --------------------                ------------
       [*]

(8.06) If GRACE or its Affiliates use New Technology developed solely by BHT to make, use, or sell a product other than a Hybrid Artificial Pancreas, then GRACE shall pay a running royalty to BHT PARTNERSHIP on terms to be negotiated but which shall not exceed the following:

        (a) If the use of such New Technology is neither covered by Patentable Claims nor results in a product which is covered by Patentable Claims, then GRACE shall pay BHT PARTNERSHIP a running royalty which shall not exceed [*] of the cumulative Net Sales of such product.

        (b) If the use of such New Technology is either covered by Patentable Claims or results in a product which is covered by Patentable Claims, then GRACE shall pay BHT PARTNERSHIP a running royalty (in addition to the royalty provided in Paragraph 8.06(a) above) on the cumulative Net Sales of such product, the royalty rate not to exceed the following schedule:

        CUMULATIVE NET SALES                ROYALTY RATE
        --------------------                ------------
        [*]

(8.07) The obligation of GRACE to pay royalties to BHT PARTNERSHIP pursuant to Paragraph 8.02 or Paragraph 8.06 herein, and the obligation of BHT to pay royalties to GRACE pursuant to Paragraph 8.05 herein shall exist for whichever of the following periods is appropriate:

        (a) If the relevant Patentable Claims appear in an issued U.S. patent, then such obligation shall commence with the date of issuance of the patent and shall continue for the life of such patent.

        (b) If the relevant Patentable Claims do not appear in an issued U.S. patent, but are deemed Patentable Claims pursuant to either Paragraph 6.06 or Paragraph 6.07 herein, then such obligation shall have commenced with the date on which either party first submitted to the other pursuant to Paragraph 6.04 herein, a writing describing the invention to which such Patentable Claims are directed, and such obligation shall continue thereafter for a period of twenty (20) years.

        (c) If the New Technology is neither covered by Patentable Claims nor results in a product which is covered by Patentable Claims, then such obligation shall have commenced with the date on which either party first advised the other, pursuant to Paragraph 4.04 herein, of the existence of such New Technology, and such obligation shall continue thereafter for a period of ten (10) days.

(8.08) (a) The payment of royalties based on cumulative Net Sales by either party to the other under Paragraphs 7.02, 8.02, 8.05, or 8.06 herein shall refer only to sales of products at a price in excess of the direct manufacturing cost (i.e., cost of goods sold) of such product, and shall not include any sales at cost or transfers of products at cost for experimental or development purposes in connection with obtaining Food and Drug Administration approval of such product.

        (b) In the event that GRACE has filed an application for a U.S. patent directed to some portion of New Technology and no claims resulting from such application have been allowed by the U.S. Patent and Trademark Office within a period of three years from the date of filing, then BHT and GRACE shall meet promptly thereafter to discuss terms and conditions on which all or part of the royalties payable under this
        Article VIII may be commenced.

(8.09) Each calendar year in which one party to this Agreement has a royalty obligation to the other party shall be divided into two (2) royalty periods ending upon the last day of June and December. The party having the royalty obligation shall, within forty-five (45) days of the close of each such royalty period, remit to the other party the running royalties accrued during such royalty period as well as a written royalty report showing the basis on which such royalties were computed.

(8.10) Each party shall keep, and require its Affiliates and licensees to keep, accurate and complete records in accord with general accepted accounting practices which provide all information (including without limitation, all sales records and billings) necessary for the accurate determination of the amounts payable to the other party pursuant to Article VII and VIII of this Agreement. Each party shall further permit such records to be inspected and audited by independent auditors retained by and at the expense of the party seeking such audit at reasonable intervals and during regular business hours so as to determine the completeness or accuracy of the royalty reports made pursuant to Paragraph 8.09 herein. Records in support of each such royalty report made by a party shall be kept intact for a period of two (2) years from the date on which such royalty report was submitted to the other party to this Agreement.

(8.11)  (a)     Pancreatic islets isolated by BHT INC. using New Technology shall be subject to GRACE rights as defined in the Article for New Technology, whether or not the islets themselves can be considered as New Technology. Pancreatic islets isolated by BHT INC. without using New Technology shall belong to BHT INC. and GRACE shall have no rights therein under this Agreement.

        (b) In the event that BHT INC. considers that sampling of the pancreatic islets of Paragraph 8.11(a) to third parties is advisable, it shall discuss such sampling with GRACE and GRACE shall determine whether the proposed sampling is appropriate. GRACE shall advise BHT INC. in writing of that determination. If GRACE agrees that BHT INC. shall proceed with the proposed sampling and GRACE considers that a written agreement is required to protect GRACE and BHT INC. proprietary interests, then BHT INC. shall first secure a written agreement with the third party, corresponding to one of the following subparagraphs, to be selected by GRACE:

                (i) written agreement to receive and maintain the islets in confidence, without disclosure or transfer to any third party, or

                (ii) written agreement to receive and maintain the islets in confidence, without disclosure or transfer to any third party, and also to assign or license (non-exclusively or exclusively) to BHT INC. inventions which are made or developed with the pancreatic islets, with said agreement including such terms and provisions as to allow BHT INC. to fulfill its obligations to GRACE under this Article.

        BHT INC. shall keep GRACE advised of all such agreement and shall keep GRACE apprised, in at least a general manner, of the progress of the third party research.

                                   APPENDIX B
                                   ----------



(1.12)  "Patentable Claims" shall mean any one of the following:

        (a) claims in an issued United States Patent which are directed to some portion of New Technology; or

        (b) patent claims directed to some portion of New Technology which in the opinions of GRACE and BHT INC. would be allowed by the United States Patent and Trademark Office; or

        (c) patent claims directed to some portion of New Technology which in the opinion of competent, independent patent counsel, acting pursuant to the provisions of Article 6.07 herein, would be allowed by the United States Patent and Trademark Office.

(6.09) Except as otherwise provided herein, all patent applications in any country which are based on technical advances made, solely or jointly, by BHT INC. pursuant to this Agreement shall be promptly assigned by BHT INC. to GRACE, and GRACE shall have sole control of the selection of patent counsel and the filing, prosecution, and maintenance of such patent applications. BHT shall fully cooperate with GRACE in the filing and prosecution of all such applications, including without limitation signing required documents and providing documentation or testimony in support of the application.

        (a) In the event that GRACE decides that it no longer wishes to prosecute or maintain any patent application or patent arising from the New Technology, then it shall give notice to BHT INC. If BHT INC. desires that such patent property be further prosecuted or maintained, then it shall so advise GRACE and GRACE shall instruct its patent counsel accordingly, with the cost of all such further prosecution or maintenance to be charged to BHT INC.

(6.11) GRACE shall have the exclusive right, but not the obligation, to initiate and prosecute legal action for infringement or misappropriation by a third party of any of the New Technology. BHT shall render all necessary cooperation and shall promptly execute all documents as may be required during the course of such legal action. All expenses of any such action shall be borne by GRACE. Any damages or other compensation recovered by GRACE as a result of such action shall belong solely to GRACE, subject to royalties payable to BHT in accord with the provisions of Articles VII and VIII (that is, considering the amount of damages or other compensation to be cumulative Net Sales), provided that all expenses borne by GRACE in the course of such litigation (including, without limitation, all attorneys' fees) shall first be deducted from the amount subject to royalties.

        (a) In the event that GRACE declines to initiate or prosecute any legal action for infringement or misappropriation of New Technology in a field in which BHT INC. is permitted to use such New Technology pursuant to Paragraph 8.04 or Paragraph 11.05 herein, then BHT INC. shall be entitled to initiate and prosecute such legal action and all expenses of such action shall be borne by BHT. Any damages or other compensation recovered by BHT INC. as a result of such action shall belong solely to BHT INC., subject to royalties payable to GRACE in accord with the provisions of Paragraph VIII (that is, considering the amount of damages or other compensation to be cumulative Net Sales), provided that all expenses borne by BHT INC. in the course of such litigation (including, without limitation, all attorneys' fees) shall first be deducted from the amount subject to royalties.

        (b) Regardless of any actions or failures to act by GRACE with regard to the New Technology, BHT INC. shall have no right to initiate or prosecute any legal action for infringement or misappropriation of New Technology in any field where BHT INC. has not been granted the right to use such New Technology pursuant to Paragraph 8.04 or Paragraph
        11.05 herein.

               ARTICLE IX - THIRD PARTY PATENTS AND TECHNOLOGY
               -----------------------------------------------

(9.01) In the event that GRACE (including any GRACE Affiliate or licensee) or BHT (including any BHT Affiliate or licensee) receives a notice of a claim, threat, or suit by a third party alleging that the manufacture, use, or sale of Hybrid Artificial Organs for which royalties are payable under this Agreement infringes or is dominated by intellectual property rights (including valid patents) owned or controlled by such third party, then the party receiving the notice shall promptly notify the other party to this Agreement of such claim, threat, or suit.

(9.02) If notice of a claim, threat, or suit of the type described in Paragraph
9.01 herein is received by either party, GRACE shall have full control of the resolution of such claim, threat, or suit. Such control shall include negotiation with the third party, selection and supervision of counsel, filing of lawsuits or other proceedings, and settlement of the claim, threat, or suit. All costs and expenses, including attorneys' fees, incurred in the course of resolving such claim, threat, or suit shall be charged to GRACE. BHT shall fully cooperate with GRACE in the defense and resolution of any such claim, threat, or suit.

(9.03) Except as otherwise provided in Paragraph 9.04 herein, in the event that resolution of a claim, threat, or suit of the type described in Paragraph 9.01 herein results in the payment of any royalties or other compensation by GRACE to a third party, then GRACE shall thereafter be permitted to deduct one-half the amount of such payment from the running royalties paid or payable by GRACE to BHT PARTNERSHIP under Article VIII (but not Article VII) of this Agreement. The total amount to be deducted under this Paragraph 9.03 shall not exceed one-half of the total royalties paid or payable to BHT PARTNERSHIP under Article VIII of this Agreement.

(9.04) The royalty deduction permitted GRACE pursuant to Paragraph 9.03 herein shall not be applicable in the event that GRACE pays royalties or other compensation to a third party for rights under one or more of the items of intellectual property listed in Appendix D hereto.

6.3 If Grace successfully commercializes a Hybrid Artificial Pancreas utilizing BHT Background Technology or New Technology, in whole or in part, then Grace shall give appropriate credit or recognition to Dr. William L. Chick and to BHT for their contributions to the project in any announcement or publication made by Grace.

                                   APPENDIX C
                                   ----------

                           ARTICLE X - CONFIDENTIALITY
                           ---------------------------

(10.01) Subject to the provisions of Paragraph XI herein, for the term of this Agreement and for an additional period of ten (10) years from the date of expiration or termination of this Agreement, BHT and GRACE shall hold in confidence all information relating to BHT Background Technology, New Technology and GRACE Proprietary Information and shall use such information only for purposes permitted by this Agreement.

(10.02) The obligation of BHT and GRACE under Paragraph 10.01 herein upon receipt of information from the other shall not extend to any information which:

      (a)   is known as of the date of this Agreement to the receiving party:

      (b) is disclosed to the receiving party by a third party not under an obligation of confidentiality to the disclosing party:

      (c)   is known to the public as of the Effective Date of this Agreement;

      (d) becomes known to the public subsequent to the Effective Date of this Agreement through no fault or omission of the receiving party; or

      (e) is required to be disclosed to a governmental authority or by process of law.

Notwithstanding the provisions of this Paragraph, it is understood and agreed that all obligations under the Prior Agreement and Stage Three Agreement with respect to information disclosed under those agreements shall be continued under this Agreement.

(10.03) For the period set forth in Paragraph 10.01, should BHT wish to disclose to the public or to any third party any document or information (of whatever type and by whatever means, including without limitation speeches, articles, brochures and the like relating to: (i) the existence of the joint program or the activities or plans of the parties with respect thereto, or (ii) the BHT Background Technology or the New Technology, then BHT shall give ample notice of such proposed disclosure to GRACE and BHT shall not make the proposed disclosure without the prior written consent of GRACE. GRACE shall advise BHT within thirty
(30) days of receiving such notice of proposed disclosure as to whether GRACE consents to a proposed disclosure.